Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 1st QUARTER RESULTS

•                  Reports Q1 2012 adjusted EBITDA of ($1) million, excluding unrealized foreign currency losses

•                  Reaffirms 2012 adjusted EBITDA guidance of $125 to $140 million, excluding unrealized foreign currency gains or losses

•                  Reports Q1 GAAP loss per share from continuing operations of ($0.51) and adjusted loss per share of ($0.21), excluding unrealized foreign currency losses

New York, NY – April 26, 2012 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the first quarter of 2012. For the first quarter of 2012 on a GAAP basis, loss from continuing operations was ($52) million, or ($0.51) per share, compared to a loss from continuing operations of ($53) million, or ($0.56) per share, for the first quarter of 2011.

Adjusted loss per share from continuing operations for the first quarter of 2012 was ($0.22), compared to adjusted loss per share from continuing operations of ($0.32) for the first quarter of 2011 (inclusive of unrealized foreign currency losses of ($0.01) per share in the first quarter of 2012 and ($0.14) per share in the first quarter of 2011).

Adjusted EBITDA for the first quarter of 2012 was ($1) million, while comparable adjusted EBITDA was ($4) million for the first quarter of 2011 (excluding unrealized foreign currency losses of ($2) million in the first quarter of 2012 and ($21) million in the first quarter of 2011).  Net sales for the first quarter of 2012 were $317 million, a decrease of $14 million, or 4.1%, from the comparable 2011 period.

The Company also announced first quarter 2012 direct-to-consumer comparable sales as follows:

Brand	January	February	March
Lucky Brand	29%	20%	18%
kate spade	30%	19%	73%
Juicy Couture	(8%)	(2%)	(3%)

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Adjusted EBITDA, excluding foreign currency transaction losses, of ($1) million in the first quarter was in line with our recently-provided outlook. We continue to improve our balance sheet as we ended the quarter with net debt of $317 million, a decrease of $381 million compared to the first quarter of 2011. We further strengthened our capital structure with the exchange in early April of $23 million of our 6%

Convertible Notes for 6.5 million shares of stock. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $125 to $140 million.”

Mr. McComb concluded, “We are pleased with the direct-to-consumer comparable sales reported today for our three global lifestyle brands – Juicy Couture, Lucky Brand and kate spade. We are encouraged by the prospects for these three brands as they execute their growth strategies. kate spade continued its very strong trend, with the brand posting comps of 19% in February and 73% in March. The same holds true at Lucky Brand, where strong performance in denim and a compelling fashion offer are driving solid direct-to-consumer sales trends, as evidenced by comps of 20% in February and 18% in March. At Juicy Couture, we are encouraged by the sales trends we are seeing right now. Juicy today reported a comp of (2%) in February and (3%) in March. Spring and early Summer merchandise continue to perform well overall on both the net sales and gross margin lines compared to Spring and early Summer merchandise in the year ago period, with inventory levels down significantly to last year.”

The adjusted results for the first quarter of 2012 and 2011, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, loss on extinguishment of debt and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as loss from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, loss on extinguishment of debt and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense; (ii) Adjusted EBITDA excluding foreign currency losses, net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency losses, net; and (iii) Comparable Adjusted EBITDA excluding foreign currency losses, net, which is Adjusted EBITDA excluding foreign currency transaction losses, net, further adjusted to exclude the estimated Adjusted EBITDA associated with each of the following: Liz Claiborne/JCPenney apparel and handbags; Axcess; DKNY® Jeans; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am EDT today to discuss its results for the first quarter of 2012. The dial-in number is 1-888-694-4676 with pass code 72892664. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of 2012, filed today with the Securities and Exchange Commission.

FIRST QUARTER  RESULTS

During the fourth quarter of 2011, we determined that we would disaggregate our former Domestic-Based Direct Brands segment into three reportable segments, Juicy Couture, kate spade and Lucky Brand. The operations of our former Partnered Brands segment have become our Adelington Design Group & Other segment. For the first quarter of 2011, our former International-Based Direct Brands segment included allocated corporate expenses that could not be reported as discontinued operations and therefore continue to be reported in our segment results.

Overall Results

Net sales from continuing operations for the first quarter of 2012 were $317 million, a decrease of $14 million, or 4.1% from the first quarter of 2011, reflecting (i) an increase in sales in our kate spade and Lucky Brand segments; and (ii) a decline in sales in our Juicy Couture and Adelington Design Group & Other segments, including a $50 million decrease in sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

Gross profit as a percentage of net sales was 56.5% in the first quarter of 2012, compared to 53.3% in the comparable 2011 period, primarily reflecting improved full price sell through of our brands overall and a higher percentage of direct-to-consumer sales which run at a higher gross profit rate than the Company average, partially offset by the impact of higher raw material costs in the first quarter of 2012 compared to 2011.

Selling, general & administrative expenses (“SG&A”) were $212 million, or 66.9% of net sales in the first quarter of 2012, compared to $197 million, or 59.6% of net sales in the first quarter of 2011. The $15 million increase in SG&A compared to the first quarter of 2011 primarily reflected a $25 million increase in expenses related to growth initiatives (new retail stores, e-commerce and marketing), and a $6 million increase in streamlining expenses (the majority of which was related to the planned closure of our Ohio distribution center), partially offset by a $13 million decrease in expenses primarily associated with our Adelington Design Group & Other Segment. In the first quarter of 2011, we incurred $3 million of SG&A in our former International-Based Direct Brands segment related to allocated SG&A that could not be reported as discontinued operations.

Operating loss was ($33) million ((10.4%) of net sales) in the first quarter of 2012 compared to an operating loss of ($21) million ((6.2%) of net sales) in the first quarter of 2011. Adjusted operating loss in the first quarter of 2012 was ($22) million ((6.9%) of adjusted net sales) compared to adjusted operating loss of ($16) million ((4.9%) of net sales) in 2011.

Other expense, net was ($2) million in the first quarter of 2012, compared to ($21) million in the first quarter of 2011, primarily reflecting (i) foreign currency transaction gains and losses on our 5% Euro Notes and other foreign currency denominated assets and liabilities; and (ii) equity in earnings of our investments in equity investees.

Loss on Extinguishment of Debt was ($3) million in the first quarter of 2012 in connection with our estimated loss on the conversion of $23 million of our Convertible Notes into 6.5 million shares of our common stock and the repurchase of 40 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $12 million in the first quarter of 2012, flat when compared to the first quarter of 2011, primarily reflecting interest expense related to the Senior Notes, which were issued in April 2011, partially offset by a decrease in interest expense due to the redemption of 269 million euro of our Euro Notes over the past twelve months and decreased borrowings on our bank credit facility.

Provision (Benefit) for Income Taxes reflected a provision for income taxes of $1 million in the first quarter of 2012, compared to a benefit for income taxes of ($0.3) million in the first quarter of 2012. The income tax provision in the first quarter of 2012 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions. The income tax benefit for the first quarter of 2011 primarily represented tax benefits on losses in continuing operations in certain jurisdictions, partially offset by increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the first quarter of 2012 was ($52) million, or ($0.51) per share, compared to a loss of ($53) million, or ($0.56) per share in the first quarter of 2011. Adjusted loss per share from continuing operations in the first quarter of 2012 was ($0.22), compared to adjusted loss per share from continuing operations of ($0.32) in the first quarter of 2011.

Net loss in the first quarter of 2012 was ($61) million, inclusive of losses related to discontinued operations of ($9) million, compared to a net loss of ($96) million, inclusive of losses related to discontinued operations of ($43) million, in the first quarter of 2011. Loss per share was ($0.60) in the first quarter of 2012 compared to a loss per share of ($1.02) in the first quarter of 2011.

Balance Sheet and Cash Flow

Accounts receivable decreased $111 million, or 54.7%, compared to the first quarter of 2011, primarily due to the inclusion of Mexx in the first quarter of 2011.

Inventories decreased $127 million, or 41.8%, compared to the first quarter of 2011, primarily due to the impact of the sale of an 81.25% interest in the global Mexx business and brands that have been exited. The decrease in inventories was partially offset by an increase in kate spade inventory to support growth initiatives, including retail store expansion.

Cash flow from continuing operating activities for the last twelve months was $110 million.

Debt outstanding decreased to $398 million compared to $714 million in the first quarter of 2011. We ended the first quarter of 2012 with $81 million in cash and marketable securities, compared to $16 million in the first quarter of 2011. The $381 million decrease in our net debt position (total debt less cash and marketable securities) over the last twelve months primarily reflected: (i) the repurchase of 269 million euro of the Euro Notes; (ii) the repayment of all outstanding borrowings under our revolving credit facility with proceeds from the sale of an 81.25% interest in the global Mexx business and other disposition transactions; and (iii) the conversion of $21 million aggregate principal amount of the Convertible Notes into 6.2 million shares of our common stock. These decreases were partially offset by (i) the issuance of $220 million of Senior Notes; (ii) the use of cash to fund $78 million of capital and in-store shop expenditures, including $23 million to purchase our Ohio distribution center under the terms of the previously existing synthetic lease agreement; and (iii) investments in and advances to our equity investees of $6 million. The effect of changes in foreign currency exchange rates on our outstanding Euro Notes decreased our debt balance by $7 million compared to the first quarter of 2011.

Segment Highlights

Net sales and operating income (loss) for our reportable segments are provided below:

Net sales for Juicy Couture were $110 million, a 4.4% decrease compared to 2011, primarily driven by decreases in wholesale non-apparel and specialty retail, partially offset by increases in our e-commerce, licensing, outlet and wholesale apparel operations. Store counts and key operating metrics are as follows:

—        We ended the quarter with 78 specialty retail stores, 51 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 2 specialty retail stores;

—        Average retail square footage in the first quarter was approximately 418 thousand square feet, a 0.9% increase compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $661; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased by 4% in the first quarter of 2012.

Juicy Couture segment operating loss in the first quarter was ($14) million ((12.8%) of net sales), compared to an operating loss of ($4) million ((3.7%) of net sales) in 2011. Juicy Couture segment adjusted operating loss in the first quarter was ($11) million ((10.2%) of net sales), compared to adjusted operating loss of ($2) million ((1.9%) of net sales) in 2011.

Net sales for Lucky Brand were $100 million, a 20.3% increase compared to 2011, primarily driven by increases in wholesale apparel, specialty retail, outlet and e-commerce, partially offset by a decrease in wholesale non-apparel. Store counts and key operating metrics are as follows:

—        We ended the quarter with 178 specialty retail stores and 41 outlet stores, reflecting the net closure over the last 12 months of 7 specialty retail stores and the net addition of 2 outlet stores;

—        Average retail square footage in the first quarter was approximately 555 thousand square feet, a 2.5% decrease compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $448; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 21% in the first quarter of 2012.

Lucky Brand segment operating loss in the first quarter was ($15) million ((15.3%) of net sales), compared to an operating loss of ($16) million ((19.4%) of net sales) in 2011. Lucky Brand segment adjusted operating loss in the first quarter was ($13) million ((12.7%) of net sales), compared to an adjusted operating loss of ($16) million ((19.2%) of net sales) in 2011.

Net sales for kate spade were $86 million, a 45.9% increase compared to 2011, driven by increases in e-commerce, specialty retail, outlet, wholesale non-apparel and wholesale apparel. Store counts and key operating metrics are as follows:

—        We ended the quarter with 51 specialty retail stores and 29 outlet stores, reflecting the net addition over the last 12 months of 8 specialty retail stores;

—        Average retail square footage in the first quarter was approximately 155 thousand square feet, an 8.1% increase compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $989; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 38% in the first quarter of 2012.

kate spade segment operating income in the first quarter was $4 million (4.9% of net sales), compared to operating income of $2 million (2.8% of net sales) in 2011. kate spade segment adjusted operating income in the first quarter was $7 million (7.5% of net sales), compared to adjusted operating income of $2 million (3.2% of net sales) in 2011.

Net sales for the Adelington Design Group & Other segment decreased $53 million, or 72.4%, in the first quarter to $20 million, substantially all of which was related to the impact of exited businesses.

Adelington Design Group & Other segment operating loss in the first quarter was ($8) million ((38.4%) of net sales), compared to operating income of $1 million (1.2% of net sales) in 2011. Adelington Design Group & Other segment adjusted operating loss in the first quarter was ($4) million ((21.2%) of adjusted net sales), compared to adjusted operating income of $3 million (3.8% of net sales) in 2011.

About Liz Claiborne Inc.

Liz Claiborne Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development division, markets brands through department stores as well as serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s with an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Liz Claiborne Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. The Company anticipates that its name change to Fifth & Pacific Companies, Inc. and trading under its new stock symbol (NYSE: FNP) will become effective on or about May 15, 2012. Additional information and updates will also be posted on the new corporate website: www.fifthandpacific.com.

Liz Claiborne Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, which could impact prices of our products; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans, including our focus on our Juicy Couture, Lucky Brand and kate spade brands and the expansion into markets outside of the US, such as kate spade’s joint venture in China, and risks associated with the pending name change of our Company to Fifth and Pacific Companies, Inc., which is planned to be effective May 15, 2012; risks associated with the transition of the Mexx business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the Mexx business successfully which will impact the potential value of our minority interest; costs associated with (i) the transition of the Liz Claiborne family of brands, Monet US, Dana Buchman, Kensie and Mac & Jac brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active Licenses; our ability to sustain recent performance in connection with our Lucky Brand product offering and our ability to revitalize our Juicy Couture creative direction and product offering; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of the Liz Claiborne family of brands to J. C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung which results in a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung within our expected timeline; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an

“ownership change”; the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in this press release, the Company’s 2011 Annual Report on Form 10-K, including in the sections entitled “Item 1A-Risk Factors” and “Statement Regarding Forward Looking Statements” and in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, including in the section entitled “Statement Regarding Forward Looking Statements”, each filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	March 31, 2012	% of	April 2, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$317,147	100.0%	$330,682	100.0%
Cost of goods sold	138,040	43.5%	154,287	46.7%
Gross Profit	179,107	56.5%	176,395	53.3%
Selling, general & administrative expenses	212,049	66.9%	196,973	59.6%
Operating Loss	(32,942)	(10.4)%	(20,578)	(6.2)%
Other expense, net	(2,325)	(0.7)%	(21,140)	(6.4)%
Loss on extinguishment of debt	(2,858)	(0.9)%	—	—
Interest expense, net	(12,340)	(3.9)%	(11,638)	(3.5)%
Loss Before Provision (Benefit) for Income Taxes	(50,465)	(15.9)%	(53,356)	(16.1)%
Provision (benefit) for income taxes	1,265	0.4%	(299)	(0.1)%
Loss from Continuing Operations	(51,730)	(16.3)%	(53,057)	(16.0)%
Discontinued operations, net of income taxes	(8,910)		(43,288)
Net Loss	$(60,640)		$(96,345)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.51)		$(0.56)
Net Loss	$(0.60)		$(1.02)

Weighted Average Shares, Basic and Diluted (a)	101,104		94,399

(a)                                     Because the Company incurred a loss from continuing operations for the three months ended March 31, 2012 and April 2, 2011, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	March 31, 2012	April 2, 2011
Assets
Current Assets:
Cash and cash equivalents	$79,706	$15,849
Accounts receivable - trade, net	92,378	203,721
Inventories, net	176,692	303,794
Other current assets	59,309	97,067
Total current assets	408,085	620,431

Property and Equipment, Net	229,715	364,010
Goodwill and Intangibles, Net	118,528	228,187
Other Assets	40,500	43,169
Total Assets	$796,828	$1,255,797

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$4,543	$133,453
Convertible Senior Notes	61,061	75,470
Other current liabilities	332,822	437,988
Total current liabilities	398,426	646,911

Long-Term Debt	331,920	505,124
Other Non-Current Liabilities	228,385	228,266
Stockholders’ Deficit	(161,903)	(124,504)
Total Liabilities and Stockholders’ Deficit	$796,828	$1,255,797

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
	(13 Weeks)	(13 Weeks)

Net Loss	$(60,640)	$(96,345)

Other Comprehensive Loss, Net of Income Taxes:
Cumulative translation adjustment, including Euro Notes in 2011 and other instruments, net of income taxes of $0 and $1,367, respectively	35	(2,622)
Unrealized losses on available-for-sale securities, net of income taxes of $0 and $0, respectively	(19)	(17)
Change in fair value of cash flow hedges, net of income taxes of $0 and $(198), respectively	—	(5,829)
Comprehensive Loss	$(60,624)	$(104,813)

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
	(13 Weeks)	(13 Weeks)

Cash Flows from Operating Activities:
Net Loss	$(60,640)	$(96,345)
Adjustments to arrive at loss from continuing operations	8,910	43,288
Loss from continuing operations	(51,730)	(53,057)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	20,111	21,558
Loss on asset disposals and impairments, including streamlining initiatives, net	4,982	442
Share-based compensation	3,452	1,736
Loss on extinguishment of debt	2,858	—
Foreign currency losses, net	2,033	20,984
Other, net	(100)	(310)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	27,490	16,503
Decrease in inventories, net	16,878	9,826
Increase in other current and non-current assets	(3,126)	(2,566)
Decrease in accounts payable	(27,599)	(7,647)
Decrease in accrued expenses and other non-current liabilities	(28,804)	(33,348)
Net change in income tax assets and liabilities	2,489	4,435
Net cash used in operating activities of discontinued operations	(6,028)	(69,415)
Net cash used in operating activities	(37,094)	(90,859)

Cash Flows from Investing Activities:
Purchases of property and equipment	(13,416)	(12,512)
Payments for in-store merchandise shops	(625)	(796)
Investments in and advances to equity investees	(3,000)	—
Other, net	(39)	(129)
Net cash used in investing activities of discontinued operations	—	(3,567)
Net cash used in investing activities	(17,080)	(17,004)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	—	188,890
Repayment of borrowings under revolving credit agreement	—	(110,506)
Repayment of Euro Notes	(53,234)	—
Principal payments under capital lease obligations	(1,094)	(1,030)
Proceeds from exercise of stock options	5,473	9
Payment of deferred financing fees	(25)	(522)
Net cash provided by financing activities of discontinued operations	—	27,163
Net cash (used in) provided by financing activities	(48,880)	104,004

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,824	(3,006)

Net Change in Cash and Cash Equivalents	(100,230)	(6,865)
Cash and Cash Equivalents at Beginning of Period	179,936	22,714
Cash and Cash Equivalents at End of Period	$79,706	$15,849

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2012	% to	April 2, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
JUICY COUTURE	$110,200	34.7%	$115,300	34.9%
LUCKY BRAND	100,413	31.7%	83,475	25.2%
KATE SPADE	86,447	27.3%	59,247	17.9%
Adelington Design Group & Other	20,087	6.3%	72,660	22.0%
Total Net Sales	$317,147	100.0%	$330,682	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2012	% of	April 2, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(14,124)	(12.8)%	$(4,308)	(3.7)%
LUCKY BRAND	(15,384)	(15.3)%	(16,221)	(19.4)%
KATE SPADE	4,275	4.9%	1,663	2.8%
International-Based Direct Brands	—	—	(2,565)	—
Adelington Design Group & Other	(7,709)	(38.4)%	853	1.2%
Total Operating Loss	$(32,942)	(10.4)%	$(20,578)	(6.2)%

	Three Months Ended		Three Months Ended
	March 31, 2012	% to	April 2, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$303,105	95.6%	$315,290	95.3%
International	14,042	4.4%	15,392	4.7%
Total Net Sales	$317,147	100.0%	$330,682	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2012	% of	April 2, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(31,891)	(10.5)%	$(25,421)	(8.1)%
International	(1,051)	(7.5)%	4,843	31.5%
Total Operating Loss	$(32,942)	(10.4)%	$(20,578)	(6.2)%

(a)                                      Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations to Adjusted Loss from Continuing Operations(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations(a):

	Three Months Ended
	March 31, 2012	April 2, 2011
	(13 Weeks)	(13 Weeks)

Loss from Continuing Operations	$(51,730)	$(53,057)
Streamlining initiatives and brand-exiting activities (b)	11,078	4,491
Loss on extinguishment of debt	2,858	—
Interest expense (c)	272	—
Benefit for income taxes	15,323	18,522

Adjusted Loss from Continuing Operations (a)	$(22,199)	$(30,044)

Operating Loss	$(32,942)	$(20,578)
Streamlining initiatives and brand-exiting activities (b)	11,078	4,491
Adjusted Operating Loss (a)	(21,864)	(16,087)

Adjusted interest expense, net (d)	(12,068)	(11,638)
Other expense, net	(2,325)	(21,140)
Benefit for income taxes (e)	(14,058)	(18,821)

Adjusted Loss from Continuing Operations (a)	$(22,199)	$(30,044)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(f)	$(0.22)	$(0.32)

(a)               Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities.  In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude loss on extinguishment of debt and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)              During the three months ended March 31, 2012 and April 2, 2011, the Company recorded operating expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended
	March 31, 2012	April 2, 2011
	(13 Weeks)	(13 Weeks)

Payroll, contract terminations, asset write-downs and other costs:
Charges related to planned closure of the Ohio distribution center	$5,240	$—
Other	5,080	3,652
Brand-exiting activities	758	839
	$11,078	$4,491

(c)               Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.

(d)              Excludes interest expense of $272 for the three months ended March 31, 2012 related to a multi-employer pension withdrawal liability, which is payable over four years.

(e)               Reflects a normalized tax rate based on estimated adjusted pretax loss.

(f)                 As the Company incurred an adjusted loss from continuing operations for the three months ended March 31, 2012 and April 2, 2011, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Brand-Exiting Activities and Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities.

	Three Months Ended
	March 31, 2012 (13 Weeks)
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International- Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$110,200	$100,413	$86,447	$—	$20,087	$317,147
Brand-Exiting Activities	—	—	—	—	514	514
Adjusted Net Sales	$110,200	$100,413	$86,447	$—	$20,601	$317,661

Operating (Loss) Income:
As Reported	$(14,124)	$(15,384)	$4,275	$—	$(7,709)	$(32,942)
Streamlining Initiatives and Brand-Exiting Activities	2,831	2,668	2,244	—	3,335	11,078
Adjusted Operating (Loss) Income	$(11,293)	$(12,716)	$6,519	$—	$(4,374)	$(21,864)
% of Net Sales	(10.2)%	(12.7)%	7.5%	—	(21.2)%	(6.9)%

	Three Months Ended
	April 2, 2011 (13 Weeks)
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	International- Based Direct Brands	Adelington Design Group & Other	Total
Net Sales:
As Reported	$115,300	$83,475	$59,247	$—	$72,660	$330,682

Operating (Loss) Income:
As Reported	$(4,308)	$(16,221)	$1,663	$(2,565)	$853	$(20,578)
Streamlining Initiatives and Brand-Exiting Activities	2,094	155	241	76	1,925	4,491
Adjusted Operating (Loss) Income	$(2,214)	$(16,066)	$1,904	$(2,489)	$2,778	$(16,087)
% of Net Sales	(1.9)%	(19.2)%	3.2%	—	3.8%	(4.9)%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Loss from Continuing Operations to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Losses, Net and (iv) Comparable Adjusted EBITDA.

	Three Months Ended
	March 31, 2012	April 2, 2011
	(13 Weeks)	(13 Weeks)

Loss from Continuing Operations	$(51,730)	$(53,057)
Provision (benefit) for income taxes	1,265	(299)
Interest expense, net	12,340	11,638
Depreciation and amortization, net (a)	16,792	18,365
Loss on extinguishment of debt	2,858	—
EBITDA	(18,475)	(23,353)

Charges due to streamlining initiatives and brand-exiting activities (b)	11,078	4,491
Share-based compensation	3,452	1,736
Loss on asset disposals and impairments, net (b)	1,226	424
Adjusted EBITDA	(2,719)	(16,702)

Foreign currency losses, net	2,033	20,984
Adjusted EBITDA, Excluding Foreign Currency Losses, Net	(686)	4,282

Net income tax refunds	1,200	1,009
Interest expense, net of amortization	(9,021)	(8,445)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(7,322)	(4,408)
Changes in working capital and other assets and liabilities	(15,161)	(17,232)
Other (c)	(6,104)	(66,065)
Net Cash Used In Operating Activities	$(37,094)	$(90,859)

Adjusted EBITDA, Excluding Foreign Currency Losses, Net		$4,282
Adelington Design Group & Other closed and exited brands(d)		(8,099)
Comparable Adjusted EBITDA		$(3,817)

(a)   Excludes amortization included in Interest expense, net.

(b)  Excludes depreciation included in Depreciation and amortization, net.

(c)   Includes discontinued operations and equity in earnings of equity investees.

(d)  Represents estimated adjusted EBITDA for the following: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

LIZ CLAIBORNE INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

March 31, 2012
Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$283,259
Outstanding Borrowings	—
Letters of Credit Issued (b)	27,322
Available Capacity	$255,937
Excess Capacity (c)	$210,937

(a)              Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)             Included $3 million of outstanding MEXX letters of credit that were cash collateralized as of the MEXX closing on October 31, 2011.

(c)              Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.